Exhibit 99.1
For Immediate Release
Tropicana appeal alleges New Jersey gaming commission
lacked requisite neutrality and impartiality
Suit claims Commission ignored facts in
decision to deny company’s license renewal
     Crestview Hills, KY, March 4, 2008 — Charging the New Jersey Casino Control Commission with abuse of regulatory discretion and a lack of requisite neutrality and impartiality, Tropicana Casinos and Resorts, Inc., today asked New Jersey appellate court to overturn a Commission order denying renewal of the company’s Atlantic City casino license.
     The 63-page brief contends that the Commission’s decision was arbitrary, capricious and unreasonable; that it was not supported by sufficient credible evidence; and it relied on ad hoc rulemaking and standard-setting.
     The brief alleges that the Commission purposefully ignored facts on the record with respect to the company’s financial stability, its current business operations, and the voluminous communications it had with gaming authorities in its attempts to decipher and ultimately satisfy regulations and staffing requirements. It is also critical of the influence that self-interested third parties may have had on the deliberations.
     A major portion of the appeal focuses on the issue of independent audit committees, beginning with the assertion that New Jersey regulation on such committees is notable primarily because it has “absolutely no requirements” and “thus, the Commission could not deny the company’s license because it failed to comply with non-existent or improperly adopted policies.”
     In that regard, the brief contends that the Commission acted improperly when, without advance rulemaking or guidelines, it used the hearing as a venue for literally creating a new rule against one-person audit committees, a rule directly contrary to the Commission’s earlier insistence on and approval of Tropicana’s one-person structure. The one-member audit committee that Tropicana put in place in June of 2007 has been in widespread use by other New Jersey casinos.
     In addition, according to the brief, the Commission not only gave unwarranted credence to “severely overstated” customer complaints but also completely disregarded non-refuted testimony about the quality of the Tropicana’s operations.

     Among other things, the brief says the Commission gave no sway to the fact that the property enjoyed 94 percent occupancy rates during 2007, that rates of customer complaint were “minuscule” compared with those required by highly regarded hotel chains like Marriott, that the casino was consistently rated among the top two or three in Atlantic City, and that ownership invested more than $30 million in needed improvements in the short time — just over 11 months — that Tropicana operated the casino.
     Finally, the brief takes issue with the Commission’s diligence with respect to adhering to the tenets of the licensing process, decrying the virtual absence of interrogation about the company’s business plans and aspirations that is ordinarily a staple of renewal hearings.
About Tropicana Casinos & Resorts
     Tropicana Casinos and Resorts, Inc., and its indirect subsidiary Tropicana Entertainment, is one of the largest privately-held gaming entertainment providers in the United States. The company owns eleven casino properties in eight distinct gaming markets including Las Vegas, Nevada. More information is available at the Company’s website: www.tropicanacasinos.com. None of the information contained on the Company’s website shall be deemed incorporated by reference or otherwise included herein.
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Contacts:

Investors:	Media:
Derek Haught	Hud Englehart
Tropicana Entertainment	Beacon Advisors
859.669.1500	513.533.4800